Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Evergreen Select Fixed Income Trust:

We consent to the use of our reports, dated June 29, 2009 and August 27, 2009, with respect to the financial statements of the Evergreen Core Bond Fund and Evergreen Short Intermediate Bond Fund, respectively, each a series of Evergreen Select Fixed Income Trust, as of April 30, 2009 and June 30, 2009, respectively, incorporated herein by reference, and to the references to our firm under the headings “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

January 22, 2010